Exhibit 24(a)

Entergy Corporation

Certificate

I, Christopher T. Screen, Assistant Secretary of Entergy Corporation, a corporation organized under the laws of the State of Delaware (the "Corporation"), do hereby certify that the following is a true and correct copy of certain resolutions duly adopted by the Board of Directors of said Corporation on December 2, 2005, that said resolutions have not been altered, amended or repealed, and are in full force and effect on the date hereof.

                RESOLVED, that the officers of the Corporation be, and they hereby are, authorized to prepare, execute and file from time to time, with the SEC, on behalf of the Corporation, and where appropriate, a subsidiary, pursuant to the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, one or more registration statements and any amendments thereto with respect to the proposed issuance of the Equity Units and the shares of common stock to be issued pursuant to the purchase contracts that are a component of the Equity Units, and any registration statement and any amendment thereto filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (collectively, the "Registration Statement(s)"), and for qualification under the Trust Indenture Act of 1939, as amended, as may be necessary, of one or more appropriate indentures; and further

                RESOLVED, that each director of the Corporation hereby appoints Nathan E. Langston, Steven C. McNeal, and Denise C. Redmann, and each of them severally, as the true and lawful attorney or attorneys of each director of the Corporation with full power to act with or without the others and with full power of substitution and resubstitution to execute such Registration Statement(s) for and on behalf of the Corporation; and further

IN WITNESS WHEREOF, I have set my hand this 2nd day of December, 2005.

/s/ Christopher T. Screen
Christopher T. Screen